FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549


                              CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15 (d) OF THE

                     SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported): July 14, 2003


                        Klamath First Bancorp, Inc.
          -----------------------------------------------------
          (Exact name of registrant as specified in its charter)



 Oregon                           0-26556                    93-1180440
---------------------------     ------------             -------------------
State or other jurisdiction      Commission               (I.R.S. Employer
of incorporation                 File Number             Identification No.)


540 Main Street, Klamath Falls, Oregon                          97601
----------------------------------------                 -------------------
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number (including area code)  (541) 882-3444

                               Not Applicable
------------------------------------------------------------------------------
        (Former name or former address, if changed since last report)

Item 5.  Other Events.
----------------------

     (a) On July 14, 2003, Sterling Financial Corporation, a Washington corporation ("Sterling"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Klamath First Bancorp, Inc., an Oregon corporation ("Klamath"). Under the terms of the Merger Agreement, Klamath will be merged with and into Sterling with Sterling being the surviving corporation in the merger. The Merger Agreement also provides for the merger of Klamath's financial institution subsidiary, Klamath First Federal Savings and Loan Association, with and into Sterling's financial institution subsidiary, Sterling Savings Bank, with Sterling Savings Bank being the surviving institution.

     Under the terms of the Merger Agreement, which has been unanimously approved by the Boards of Directors of both companies, each share of Klamath common stock will be converted into 0.77 shares of Sterling common stock subject to certain conditions. Based upon the closing price for Sterling on July 14 of $26.55 per share, the consideration is equivalent to $20.44 per share of Klamath common stock. The transaction, which is valued at approximately $147 million, is expected to close in the first quarter of 2004, pending shareholder and regulatory approval. The parties have agreed to pay termination fees in the event the Merger Agreement is terminated under certain conditions. The exchange of shares is expected to be tax-free to the Klamath shareholders.

     For additional information regarding the terms of the proposed transaction, reference is made to the Merger Agreement and the press release jointly issued by Sterling and Klamath announcing the Merger, which are attached hereto as Exhibits 2 and 99.1, respectively, and incorporated herein by reference.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

     (c)  Exhibits

             2 Agreement and Plan of Merger dated July 14, 2003 by and among Sterling Financial Corporation and Klamath First Bancorp, Inc.

            99.1  Joint Press Release dated July 15, 2003.


                              *      *      *

                                  SIGNATURES
                                  ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       KLAMATH FIRST BANCORP, INC.


                                       /s/Kermit K. Houser
Date: July 14, 2003                By: --------------------------------
                                       Kermit K. Houser
                                       President and Chief Executive Officer

                                 Exhibit 2

          Agreement and Plan of Merger dated July 14, 2003 by and among Sterling Financial Corporation and Klamath First Bancorp, Inc.

                          AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                         STERLING FINANCIAL CORPORATION

                                     AND

                          KLAMATH FIRST BANCORP, INC.

                           AGREEMENT AND PLAN OF MERGER

                                  BY AND BETWEEN

          STERLING FINANCIAL CORPORATION AND KLAMATH FIRST BANCORP, INC.

                                 TABLE OF CONTENTS

                                                                       Page
                                                                       ----
                                     ARTICLE I

THE MERGER ...........................................................  1
   1.1   THE MERGER ..................................................  1
   1.2   EFFECTIVE TIME ..............................................  1
   1.3   EFFECTS OF THE MERGER .......................................  1
   1.4   CONVERSION OF KLAMATH COMMON STOCK ..........................  2
   1.5   STERLING COMMON STOCK .......................................  2
   1.6   OPTIONS .....................................................  2
   1.7   RESERVATION OF SHARES AND SECURITIES FILINGS ................  3
   1.8   ARTICLES OF INCORPORATION ...................................  3
   1.9   BYLAWS ......................................................  3
   1.10  DIRECTORS AND OFFICERS ......................................  3
   1.11  TAX CONSEQUENCES ............................................  3
   1.12  ACCOUNTING TREATMENT ........................................  3

                                    ARTICLE II

EXCHANGE OF SHARES ...................................................  4
   2.1   STERLING TO MAKE SHARES AVAILABLE ...........................  4

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KLAMATH ............................  5
   3.1   CORPORATE ORGANIZATION ......................................  5
   3.2   CAPITALIZATION ..............................................  6
   3.3   AUTHORITY; NO VIOLATION .....................................  7
   3.4   CONSENTS AND APPROVALS ......................................  8
   3.5   REPORTS .....................................................  9
   3.6   FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS
          AND RECORDS ................................................  9
   3.7   BROKER'S FEES ............................................... 10
   3.8   ABSENCE OF CERTAIN CHANGES OR EVENTS......................... 10
   3.9   LEGAL PROCEEDINGS ........................................... 10
   3.10  TAXES AND TAX RETURNS ....................................... 10
   3.11  EMPLOYEE PLANS .............................................. 11
   3.12  CERTAIN CONTRACTS ........................................... 12
   3.13  REGULATORY AGREEMENTS ....................................... 13
   3.14  STATE TAKEOVER LAWS ......................................... 13
   3.15  ENVIRONMENTAL MATTERS ....................................... 13
   3.16  ALLOWANCES FOR LOSSES ....................................... 14
   3.17  PROPERTIES AND ASSETS ....................................... 14
   3.18  INSURANCE ................................................... 15
   3.19  COMPLIANCE WITH APPLICABLE LAWS ............................. 15
   3.20  LOANS ....................................................... 15

   3.21  UNDISCLOSED LIABILITIES ..................................... 16
   3.22  INTELLECTUAL PROPERTY RIGHTS ................................ 16
   3.23  INDEMNIFICATION ............................................. 16
   3.24  INSIDER INTERESTS ........................................... 17
   3.25  FAIRNESS OPINION ............................................ 17
   3.26  TAX TREATMENT OF MERGER ..................................... 17
   3.27  KLAMATH INFORMATION ......................................... 17

                                ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STERLING ........................... 17
   4.1   CORPORATE ORGANIZATION ...................................... 17
   4.2   CAPITALIZATION .............................................. 18
   4.3   AUTHORITY; NO VIOLATION ..................................... 19
   4.4   CONSENTS AND APPROVALS ...................................... 20
   4.5   REPORTS ..................................................... 20
   4.6   FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS
          AND RECORDS ................................................ 20
   4.7   BROKER'S FEES ............................................... 21
   4.8   ABSENCE OF CERTAIN CHANGES OR EVENTS ........................ 21
   4.9   LEGAL PROCEEDINGS ........................................... 21
   4.10  TAXES AND TAX RETURNS ....................................... 22
   4.11  REGULATORY AGREEMENTS ....................................... 22
   4.12  STATE TAKEOVER LAWS ......................................... 22
   4.13  COMPLIANCE WITH APPLICABLE LAWS ............................. 22
   4.14  UNDISCLOSED LIABILITIES ..................................... 22
   4.15  FAIRNESS OPINION ............................................ 22
   4.16  TAX TREATMENT OF MERGER ..................................... 23
   4.17  STERLING INFORMATION ........................................ 23

                                 ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS ............................ 23
   5.1   COVENANTS OF KLAMATH ........................................ 23
   5.2   COVENANTS OF STERLING ....................................... 26
   5.3   MERGER COVENANTS ............................................ 27

                                 ARTICLE VI

ADDITIONAL AGREEMENTS ................................................ 27
   6.1   REGULATORY MATTERS .......................................... 27
   6.2   ACCESS TO INFORMATION ....................................... 28
   6.3   SHAREHOLDERS MEETINGS ....................................... 29
   6.4   LEGAL CONDITIONS TO MERGER .................................. 29
   6.5   STOCK EXCHANGE LISTING ...................................... 30
   6.6   EMPLOYEES ................................................... 30
   6.7   INDEMNIFICATION ............................................. 31
   6.8   SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS .......... 32
   6.9   ADDITIONAL AGREEMENTS ....................................... 32
   6.10  ADVICE OF CHANGES ........................................... 32
   6.11  CURRENT INFORMATION ......................................... 32

   6.12  EXECUTION AND AUTHORIZATION OF INSTITUTION MERGER AGREEMENT . 32
   6.13  CHANGE IN STRUCTURE ......................................... 33
   6.14  TRANSACTION EXPENSES OF KLAMATH ............................. 33
   6.15  AFFILIATE AGREEMENTS ........................................ 33
   6.16  BOARD OF DIRECTORS .......................................... 33

                                 ARTICLE VII

CONDITIONS PRECEDENT.................................................. 33
   7.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER .. 33
   7.2   CONDITIONS TO OBLIGATIONS OF STERLING ....................... 34
   7.3   CONDITIONS TO OBLIGATIONS OF KLAMATH ........................ 35

                                ARTICLE VIII

TERMINATION AND AMENDMENT ............................................ 35
   8.1   TERMINATION ................................................. 35
   8.2   EFFECT OF TERMINATION ....................................... 37
   8.3   AMENDMENT ................................................... 38
   8.4   EXTENSION; WAIVER ........................................... 38

                                 ARTICLE IX

GENERAL PROVISIONS ................................................... 39
   9.1   CLOSING ..................................................... 39
   9.2   NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS ... 39
   9.3   EXPENSES .................................................... 39
   9.4   NOTICES ..................................................... 39
   9.5   INTERPRETATION .............................................. 40
   9.6   COUNTERPARTS ................................................ 40
   9.7   ENTIRE AGREEMENT ............................................ 40
   9.8   GOVERNING LAW ............................................... 40
   9.9   ENFORCEMENT OF AGREEMENT .................................... 40
   9.10  SEVERABILITY ................................................ 40
   9.11  PUBLICITY ................................................... 41
   9.12  ASSIGNMENT; LIMITATION OF BENEFITS .......................... 41

EXHIBITS

     A    Institution Merger Agreement
     B    Klamath First Bancorp, Inc. Disclosure Schedule
     C(1) Oregon Articles of Merger
     C(2) Washington Articles of Merger
     D    Form of Agreement of Klamath Affiliates
     E    Shareholders Agreement
     F    Index Group

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2003 (this "Agreement"), is entered into by and between Sterling Financial Corporation, a Washington corporation ("Sterling") and Klamath First Bancorp, Inc., an Oregon corporation ("Klamath").

     WHEREAS, the Boards of Directors of Sterling and Klamath have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Klamath will, subject to the terms and conditions set forth herein, merge with and into Sterling, with Sterling being the surviving corporation in such merger (the "Merger");

     WHEREAS, prior to the consummation of the Merger, Sterling and Klamath will respectively cause Sterling Savings Bank, a Washington State-chartered savings and loan association and wholly-owned subsidiary of Sterling ("Sterling Savings Bank"), and Klamath First Federal Savings and Loan Association, a federal stock savings and loan association and wholly-owned subsidiary of Klamath ("Klamath First Federal"), to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Institution Merger Agreement"), providing for the merger (the "Institution Merger") of Klamath First Federal with and into Sterling Savings Bank, with Sterling Savings Bank, a Washington State-chartered savings and loan association, being the "Surviving Institution" of the Institution Merger;

     WHEREAS, the Merger is intended to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1   THE MERGER.

     Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Klamath shall merge with and into Sterling, with Sterling being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of Klamath shall cease and the Surviving Corporation shall continue to exist as a Washington corporation.

     1.2   EFFECTIVE TIME.

     The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the articles of merger (the "Oregon Articles of Merger") in the form attached as Exhibit C(1) hereto which shall be filed with the Secretary of State of the State of Oregon on the Closing Date and the articles of merger (the "Washington Articles of Merger") in the form attached as Exhibit C(2) hereto which shall be filed with the Secretary of State of the State of Washington on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date.

     1.3   EFFECTS OF THE MERGER.

     At and after the Effective Time, the Merger shall have the effects set forth in Section 60.497 of the Oregon Business Corporation Act (the "OBCA") and Section 23B.11.060 of the Washington Business Corporation Act (the "WBCA").

     1.4   CONVERSION OF KLAMATH COMMON STOCK.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Klamath common stock, each share of Klamath common stock, par value $.01 per share (the "Klamath Common Stock") that is issued and outstanding immediately prior to the Effective Time will be converted into 0.77 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Sterling (the "Sterling Common Stock").

          (b) All of the shares of Klamath Common Stock converted into Sterling Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of Klamath Common Stock (each a "Certificate") shall thereafter represent the right to receive (i) the number of whole shares of Sterling Common Stock and (ii) cash in lieu of fractional shares into which the shares of Klamath Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of Klamath Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time Sterling should split or combine its common stock, or declare a dividend or other distribution in such common stock, with a distribution or record date, as applicable, prior to the Effective Time, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

          (c) At the Effective Time, all shares of Klamath Common Stock that are owned by Klamath as treasury stock and all shares of Klamath Common Stock that are owned directly or indirectly by Sterling or Klamath or any Subsidiary of Klamath or Sterling (except for any issued and outstanding shares held in trust pursuant to the Klamath First Bancorp, Inc. 1996 Management Recognition and Development Plan (the "Klamath MRDP") or the Klamath First Federal Savings and Loan Association Employee Stock Ownership Plan (the "Klamath ESOP")) shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, "Subsidiary" shall have the meaning given that term in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

          (d) Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of Klamath Common Stock otherwise entitled to a fraction of a share of Sterling Common Stock shall be entitled to receive an amount of cash equal to the fraction of a share of the Sterling Common Stock to which such holder would otherwise be entitled, multiplied by the Sterling Determination Price (as defined in Section 8.1(h)). Following consummation of the Merger, no holder of Klamath Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

     1.5   STERLING COMMON STOCK.

     Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

      1.6   OPTIONS.

     At the Effective Time, each option granted by Klamath, pursuant to the Klamath First Bancorp, Inc. 1996 Stock Option Plan (the "Klamath Stock Option Plan"), to purchase shares of Klamath Common Stock (a "Klamath Option") which is outstanding and unexercised immediately prior thereto shall be automatically converted into an option to purchase shares of Sterling Common Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the Klamath Stock Option Plan under which such option was granted:

          (a) The number of shares of Sterling Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of Klamath Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Sterling Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

          (b) The exercise price per share of Sterling Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of Klamath Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. The adjustment provided herein shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Klamath in the Klamath Stock Option Plan (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to Sterling.

     1.7  RESERVATION OF SHARES AND SECURITIES FILINGS.

     At all times after the Effective Time, Sterling shall reserve for issuance such number of shares of Sterling Common Stock as necessary so as to permit the exercise of Klamath Options converted under Section 1.6 of this Agreement. Sterling shall make all filings required under federal and state securities laws promptly after the Effective Time so as to permit the exercise of such converted Klamath Options and the sale of the Sterling Common Stock received by the optionee upon such exercise at and after the Effective Time.

     1.8  ARTICLES OF INCORPORATION.

     At the Effective Time, the Articles of Incorporation of Sterling, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

     1.9  BYLAWS.

     At the Effective Time, the Bylaws of Sterling, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.


     1.10 DIRECTORS AND OFFICERS.

     Subject to Section 6.16, the directors and officers of Sterling immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

     1.11 TAX CONSEQUENCES.

     It is intended that the Merger, either alone or in conjunction with the Institution Merger, shall constitute a reorganization within the meaning of
Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

     1.12 ACCOUNTING TREATMENT.

     It is intended that the Merger shall be accounted for as a "purchase" under accounting principles generally accepted in the United States of America ("GAAP").

                                 ARTICLE II
                             EXCHANGE OF SHARES

     2.1  STERLING TO MAKE SHARES AVAILABLE.

     At or prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with Sterling's transfer agent, Mellon Investor Services, LLC, or such other similarly-qualified bank, trust company or transfer agent as Sterling may select (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Sterling Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Klamath Common Stock.

     2.2  EXCHANGE OF SHARES; CONVERSION OF OPTIONS.

          (a) Within ten days after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of Klamath Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of Klamath Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash in lieu of a fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, unpaid dividends, and distributions, if any, payable to holders of Certificates.

          (b) No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurren-dered Certificate until the holder thereof shall surrender such Certifi-cate in accordance with this Article II. After the surrender of a Certi-ficate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate.

          (c) If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of Klamath of the shares of Klamath Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock as provided in this Article II.

          (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Klamath for six months after the Effective Time shall be returned to Sterling. Any shareholders of Klamath who have not thereto-fore complied with this Article II shall thereafter look only to Sterling for payment of their shares of Sterling Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of Klamath Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, Klamath, the Exchange Agent or any other person shall be liable to any former holder of shares of Klamath Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Sterling Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF KLAMATH

     Klamath hereby makes the following representations and warranties to Sterling, each of which is being relied upon by Sterling as a material inducement to Sterling to enter into and perform this Agreement.

     3.1  CORPORATE ORGANIZATION.

          (a) Klamath is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Klamath has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Klamath. Klamath is duly registered as a savings and loan holding company with the Office of Thrift Supervision (the "OTS")under the Home Owners' Loan Act of 1933(the "HOLA"). Klamath First Federal, Klamath First Financial Services, Inc., Klamath First Capital Trust I, Klamath First Capital Trust II and Pacific Cascades Financial, Inc. are the only Subsidiaries of Klamath. Section 3.1(a) of the disclosure schedule which is attached hereto as Exhibit B (the "Klamath Disclosure Schedule") sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of Klamath as in effect as of the date of this Agreement.

          (b) Klamath First Federal is a federal stock savings and loan association duly organized and validly existing under the laws of the United States. The deposit accounts of Klamath First Federal are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by Law (as defined in Section 3.3), and all premiums and assessments due the FDIC in connection therewith have been paid by Klamath First Federal. Klamath First Federal is a "Qualified Thrift Lender" as defined in Section 10(m) of HOLA and the liquidation account established by Klamath First Federal in connection with its conversion from mutual to stock form has been maintained since its establishment in accordance with applicable laws and the records with respect to said account (including subaccounts) are complete and accurate in all material respects. As of the date hereof, Klamath First Federal is "well-capitalized" (as that term is defined at 12 C.F.R. 565.4) and its most recent examination rating under the Community Reinvestment Act of 1977 was "satisfactory." Klamath First Financial Services, Inc. and Pacific Cascades Financial, Inc. are the only Subsidiaries of Klamath First Federal. Klamath First Federal, Klamath First Financial Services, Inc. and Pacific Cascades Financial, Inc., respectively, have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Klamath. Section 3.1(b) of the Klamath Disclosure Schedule sets forth true, correct and complete copies of the Charter and Bylaws of Klamath First Federal and the Articles of Incorporation and Bylaws (or equivalent documents) of Klamath First Financial Services, Inc. and Pacific Cascades Financial, Inc. as in effect as of the date of this Agreement.

          (c) Except as set forth on Schedule 3.1(c) of the Klamath Disclosure Schedule, the minute books of Klamath and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since October 1, 1999.

          (d) The term "Material Adverse Effect" with respect to Sterling, Klamath or the Surviving Corporation, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or the ability of such party to timely perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) any action or omission of Sterling, Klamath or any Subsidiary of either of them taken with the prior written consent of Sterling or Klamath, as applicable, or as otherwise expressly contemplated by this Agreement, (iv) any changes in general economic, market or political conditions affecting banks, thrifts or their holding companies generally provided that the effect of such changes described in this clause (iv) shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party and (v) the cost of terminating the contracts with the officers and directors of Klamath that are specified in Section 3.12.

     3.2  CAPITALIZATION.

          (a) The authorized capital stock of Klamath consists of 35,000,000 shares of Klamath Common Stock, par value $.01 per share and 500,000 shares of preferred stock, par value $.01 per share. As of June 30, 2003, there are: (x) 6,980,635 shares of Klamath Common Stock issued and outstanding, including 293,486 shares held by the Klamath ESOP and 53,494 shares held by the Klamath MRDP, of which 31,761 shares have been awarded;(y) no shares of Klamath Common Stock held in Klamath's treasury; and (z) no shares of Klamath Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 669,721 shares of Klamath Common Stock reserved for issuance pursuant to the Klamath Stock Option Plan (of which options for 642,940 shares are currently outstanding). No shares of the said preferred stock are issued and outstanding. All of the issued and outstanding shares of Klamath Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the

     Klamath Stock Option Plan and the Klamath MRDP, Klamath does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Klamath Common Stock or any other equity security of Klamath or any securities representing the right to purchase or otherwise receive any shares of Klamath Common Stock or any other equity security of Klamath. The names of each optionee, the date of each option to purchase Klamath Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised under the Klamath Stock Option Plan are set forth in Section 3.2(a) of the Klamath Disclosure Schedule and no such option expires more than ten years from the date of the grant thereof.

          (b) Klamath owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Klamath Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

     3.3  AUTHORITY; NO VIOLATION.

          (a) Klamath has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Klamath. The Board of Directors of Klamath, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Klamath shareholders and resolved to recommend that the holders of the Klamath Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote by the holders of a majority of the outstanding shares of Klamath Common Stock, no other corporate proceedings on the part of Klamath (except for matters related to setting the date, time, place and record date for the said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Klamath and (assuming due authorization, execution and delivery by Sterling of this Agreement) this Agreement constitutes a valid and binding obligation of Klamath, enforceable against Klamath in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors' rights and remedies generally.

          (b) Klamath First Federal has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Klamath First Federal, and by Klamath as the sole shareholder of Klamath First Federal prior to the Effective Time. All corporate proceedings on the part of Klamath First Federal necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Klamath First Federal, will be duly and validly executed and delivered by Klamath First Federal and will (assuming due authorization, execution and delivery by Sterling Savings Bank) constitute a valid and binding obligation of Klamath First Federal, enforceable against Klamath First Federal in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (c) Neither the execution and delivery of this Agreement by Klamath or the Institution Merger Agreement by Klamath First Federal, nor the consummation by Klamath or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Klamath or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Klamath or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to Klamath or its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material fault) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Klamath or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Klamath or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

          (d) For the purposes of this Agreement, "Laws" shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization including, without limitation, the OTS, the FDIC, the SEC and any self-regulatory organization (each, a "Governmental Entity").

     3.4  CONSENTS AND APPROVALS.

          (a) Except for (i) the approval of the Merger by the OTS, (ii) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the "Registration Statement") including the proxy statement/prospectus (the "Proxy Statement/Prospectus") relating to meetings, including any adjournments thereof, of Sterling and Klamath shareholders to be held in connection with this Agreement and the Merger (the "Sterling Meeting" and the "Klamath Meeting" respectively), (iii) approval of the listing on the NASDAQ Stock Market ("NASDAQ") of the Sterling Common Stock to be issued in connection with the Merger, (iv) the adoption of this Agreement by the requisite votes of the shareholders of Sterling and Klamath, (v) the filing of the Washington and Oregon Articles of Merger pursuant to the WBCA and the OBCA, (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws or with NASDAQ in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement, and (vii) the filings and approvals required in connection with the Institution Merger Agreement and the Institution Merger, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (1) the execution and delivery by Klamath of this Agreement; (2) the consummation by Klamath of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Klamath First Federal of the Institution Merger Agreement; and (4) the consummation by Klamath First Federal of the Institution Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.
                                        8

          (b) Klamath has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

     3.5  REPORTS.

     Except as set forth on Schedule 3.5 of the Klamath Disclosure Schedule, since October 1, 1999, Klamath and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with all Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Klamath and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Klamath or any of its Subsidiaries since October 1, 1999. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Klamath or any of its Subsidiaries.

     3.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND
          RECORDS.

     Klamath has previously made available to Sterling true, correct and complete copies of (i) the audited consolidated balance sheets of Klamath and its Subsidiaries as of September 30, 2002 and 2001 and the related audited consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the fiscal years 2002, 2001 and 2000, inclusive, as reported in Klamath's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Klamath and (ii) the unaudited consolidated balance sheets of Klamath and its Subsidiaries as of March 31, 2003 and December 31, 2002 and the related unaudited consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the three-month period ended March 31, 2003, as reported on Klamath's Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed with the SEC under the Exchange Act. Klamath will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of Klamath and its Subsidiaries as of June 30, 2003 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the quarter ended June 30, 2003, in the form Klamath expects to file under the Exchange Act in connection with its Form 10-Q for the quarter ended June 30, 2003. The financial statements referred to in this Section 3.6 (including the related notes, where applicable but excluding the draft statements referred to herein) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Klamath and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Klamath's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and all reports subsequently filed under the Exchange Act (the "Klamath Exchange Act Reports") comply (or, in the case of Klamath Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and Klamath has previously delivered or made available to Sterling true, correct and complete copies of the reports filed prior to the date hereof. The books and records of Klamath and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     3.7  BROKER'S FEES.

     Neither Klamath nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that Klamath has engaged, and will pay a fee to D.A. Davidson & Co. ("Davidson") in accordance with the terms of a letter agreement between Davidson and Klamath, dated November 26, 2002, as amended on May 28, 2003, a true, complete and correct copy of which is set forth in Section 3.7 of the Klamath Disclosure Schedule.

     3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Except as disclosed in any Klamath Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Klamath nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither Klamath nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liabil-ity (absolute or contingent), other than in the ordinary course of business; (iii) neither Klamath nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Klamath nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Klamath nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Klamath or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Klamath.

          (b) Since September 30, 2002, Klamath and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.

     3.9  LEGAL PROCEEDINGS.

          (a) Neither Klamath nor any of its Subsidiaries is a party to any, and there are no pending, or to Klamath's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Klamath or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon Klamath or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

          (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Klamath, its Subsidiaries or the assets of Klamath or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on Klamath or the Surviving Corporation.

     3.10 TAXES AND TAX RETURNS.

          (a) Except as described in Section 3.10(a) of the Klamath Disclosure Schedule, during the past seven years each of Klamath and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability with respect to the income Tax Returns of Klamath and its Subsidiaries has been satisfied for all years to and including 2002. Neither the Internal Revenue Service ("IRS") nor any other Governmental Entity has notified Klamath of, or otherwise asserted, that there are any material deficiencies with respect to the income Tax Returns of Klamath. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Klamath or any of its Subsidiaries, nor has Klamath or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income Tax Return for any period.

          For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority having jurisdiction over Klamath or its Subsidiaries, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

          For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     3.11 EMPLOYEE PLANS.

          (a) Section 3.11(a) of the Klamath Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Klamath or any of its Subsidiaries or any other entity which together with Klamath would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c), (m) or (o) (an "ERISA Affiliate") or under which Klamath or any of its Subsidiaries or any ERISA Affiliate has any liability (collectively, the "Plans").

          (b) Klamath has provided to Sterling true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plans (if applicable) for the last year, (ii) the most recent determination letter from the IRS (if applicable) for such Plans, (iii) the current summary Plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding two Plan years, (v) all agreements with fiduciaries and service providers relating to the Plans, (vi) all substantive correspondence relating to any such Plans addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency and
     (vii) all Forms 5310 for each Plan filed for the preceding six Plan years.

         (c) Except as set forth at Section 3.11(c) of the Klamath Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Klamath or any of its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Klamath or any of its Subsidiaries, or (z) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary), (v) Klamath and its Subsidiaries have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits, (vi) no material liability under Title IV of ERISA has been incurred by Klamath, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Klamath or any of its Subsidiaries of incurring a material liability thereunder, (vii) none of Klamath, its Subsidiaries or any ERISA Affiliate has incurred, and Klamath does not expect that any such entity will incur, any material withdrawal liability with respect to a "multi employer pension plan" (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan,
     (viii) all contributions or other amounts required to be paid by Klamath, any of its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code,
     (ix) neither Klamath nor any Subsidiary or ERISA Affiliate has engaged in a transaction in connection with which Klamath or its Subsidiaries are subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (x) to the knowledge of Klamath, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Klamath or any of its subsidiaries that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument,
     (xii) no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability," as determined under Section 412(l) of the Code, exists with respect to any Plan, (xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement and (xiv) Klamath, its Subsidiaries and any ERISA Affiliates have duly and timely filed all returns, forms, documents and reports required to be filed pursuant to ERISA and the Code.

          (d) No action taken pursuant to Section 1.6 hereof will violate the terms of the Klamath Stock Option Plan, constitute a violation of any Laws or give rise to liability to any option holder.

     3.12 CERTAIN CONTRACTS.

          (a) Except as set forth at Section 3.12 of the Klamath Disclosure Schedule, neither Klamath nor any of its Subsidiaries is a party to or bound by any written or oral contract, arrangement or commitment: (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in or accelerate any payment (whether severance, retirement, change of control or otherwise) becoming due from Sterling, Klamath, any of their Subsidiaries or the Surviving Corporation to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Klamath or any of its Subsidiaries, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), or
     (vi) which involved payments by Klamath or any of its Subsidiaries in fiscal year 2002 of more than $200,000 or which could reasonably be expected to involve payments during fiscal year 2003 of more than $200,000, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $10,000.
     Section 3.12(a) of the Klamath Disclosure Schedule sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Klamath or any of its Subsidiaries is a party. Each contract, arrangement or commitment of the type described in this Section 3.12(a) is referred to herein as a "Klamath Contract."

          (b) (i) Each Klamath Contract is a valid and binding commitment of Klamath and is in full force and effect, (ii) each of Klamath and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Klamath Contract, (iii) no event or condition exists which constitutes or, after notice or lapse time or both, would constitute, a material default on the part of Klamath or any of its Subsidiaries under any such Klamath Contract (other than the transactions contemplated by this Agreement) and neither Klamath nor any of its Subsidiaries has received notice of any violation or imminent violation of any Klamath Contract by any other party thereto.

     3.13 REGULATORY AGREEMENTS.

     Neither Klamath nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a "Regulatory Agreement"), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Klamath or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.14 STATE TAKEOVER LAWS.

     Klamath and its Board of Directors have taken all necessary action so that the provisions of Section 60.835 of the OBCA and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Klamath's Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

     3.15 ENVIRONMENTAL MATTERS.

     Except as set forth in Schedule 3.15, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Klamath or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of Klamath, threatened against Klamath or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Klamath. To the knowledge of Klamath, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Klamath. To the knowledge of Klamath, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Klamath. Neither Klamath nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, egulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Klamath.

     3.16 ALLOWANCES FOR LOSSES.

     All allowances for losses reflected in Klamath's most recent financial statements referred to in Section 3.6 complied with all Laws and are reported in accordance with GAAP. Neither Klamath nor any of its Subsidiaries has been notified by any Governmental Entity or by Klamath's independent auditor, in writing or otherwise, that: (i) such allowances are inadequate, (ii) the practices and policies of Klamath or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements, or (iii) such allowances are inadequate or inconsistent with the historical loss experience of Klamath or any of its Subsidiaries. Section
3.16 of the Klamath Disclosure Schedule sets forth a complete list of all extensions of credit and other real estate owned ("OREO") that have been classified as special mention, substandard, doubtful, loss or words of similar import. All OREO, if any, held by Klamath or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

     3.17 PROPERTIES AND ASSETS.

     Section 3.17 of the Klamath Disclosure Schedule lists as of the date of this Agreement (i) all real property owned by Klamath and its Subsidiaries;
(ii) each real property lease, sublease or installment purchase arrangement to which Klamath or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Klamath or any of its Subsidiaries is a party; and (iv) all items of Klamath's or any of its Subsidiaries' tangible personal property and equipment with a net book value of $30,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in Klamath's consolidated financial statements as of September 30, 2002 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with Klamath's or any of its Subsidiaries' use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against,
(d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since September 30, 2002, and (e) items listed in Section 3.17 of the Klamath Disclosure Schedule, Klamath and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all material liens, claims, charges and other encumbrances. Klamath and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All properties and fixed assets used by Klamath and its Subsidiaries are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized and, to the knowledge of Klamath, comply in all material respects with all Laws relating thereto now in effect. Klamath and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Klamath or any of its Subsidiaries is a party are valid and binding obligations of Klamath or any of its Subsidiaries in accordance with the terms thereof. Neither Klamath nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default by Klamath or any of its Subsidiaries or event which with the lapse of time or the giving of notice, or both, would constitute a material default by Klamath or any of its Subsidiaries under any such lease. To the knowledge of Klamath, there are no Laws, conditions of record, or other impediments which materially interfere with the intended use by Klamath or any of its Subsidiaries of any of the property owned, leased, or occupied by them.


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



     3.18 INSURANCE.

          (a) Klamath and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Klamath reasonably has determined to be prudent in accordance with industry practice. Klamath and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Klamath and its Subsidiaries and policies on which a third party is named as an additional insured, Klamath or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

          (b) The existing insurance carried by Klamath and its Subsidiaries is sufficient for compliance by Klamath and its Subsidiaries with all requirements of Law and agreements to which Klamath or its Subsidiaries are subject. Section 3.18 of the Klamath Disclosure Schedule contains a true, correct and complete list of all material insurance policies and bonds maintained by Klamath and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the Klamath Disclosure Schedule, as in effect on the date hereof, have been delivered or made available to Sterling.

     3.19 COMPLIANCE WITH APPLICABLE LAWS.

          Each of Klamath and its Subsidiaries has complied and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither Klamath nor its Subsidiaries have received any notice of any material alleged or threatened claim, violation or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

     3.20 LOANS.

          (a) To the knowledge of Klamath, all written or oral loans, loan commitments, letters of credit and other extensions of credit owned by Klamath or any of its Subsidiaries, or in which Klamath or any of its Subsidiaries has an interest ("Loans"), comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

          (b) All Loans have been made or acquired by Klamath in all material respects in accordance with Board of Director-approved Loan policies. Each of Klamath and its Subsidiaries holds the Loans contained in its Loan portfolio for its own benefit to the extent of its interest shown therein; to the knowledge of Klamath, such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; to the knowledge of Klamath, all Loans owned by Klamath and its Subsidiaries are with full recourse to the borrowers, and neither Klamath nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. All applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors' rights and remedies generally. Except as set forth at Section 3.20(b) of the Klamath Disclosure Schedule, all Loans purchased or originated by Klamath or any of its

     Subsidiaries and subsequently sold by Klamath or any of its Subsidiaries have been sold without recourse to Klamath or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of Loan delinquency reports prepared by Klamath and its Subsidiaries, which reports include all Loans delinquent or otherwise in default as of June 30, 2003, are set forth in Section 3.20(b) of the Klamath Disclosure Schedule. True, correct and complete copies of the currently effective lending policies of Klamath and its Subsidiaries have been furnished or made available to Sterling.

          (c) Except as set forth in Section 3.20(c) of the Klamath Disclosure Schedule, each outstanding Loan participation sold by Klamath or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including Klamath or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Klamath or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Klamath and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

          (d) Except as set forth on Schedule 3.20(d), to the knowledge of Klamath, each of Klamath and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

     3.21 UNDISCLOSED LIABILITIES.

     Except for (i) those liabilities that are accrued for or recorded in the Klamath Exchange Act Reports or (ii) liabilities incurred in the ordinary course of business consistent with past practice since the latest Klamath Exchange Act Report, neither Klamath nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Klamath.

     3.22 INTELLECTUAL PROPERTY RIGHTS.

     Except as set forth in Schedule 3.22 of the Klamath Disclosure Schedule, Klamath and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Neither Klamath nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Klamath nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

     3.23 INDEMNIFICATION.

     Klamath has no knowledge of any action or failure to take action by any director, officer, employee or agent of Klamath or any Klamath Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from Klamath or any Klamath Subsidiary under the Certificate or Articles of Incorporation, Bylaws or Laws applicable to Klamath or any Klamath Subsidiary.

     3.24 INSIDER INTERESTS.

     All outstanding Loans and other contractual arrangements (including deposit relationships) between Klamath or any Klamath Subsidiary and any officer, director, employee or greater than five-percent shareholder of Klamath (or any affiliate of any of them) of Klamath or any Klamath Subsidiary conform to applicable Laws. Except as disclosed in Section 3.24 of the Klamath Disclosure Schedule, no officer, director or employee of Klamath or any Klamath Subsidiary has an outstanding Loan from Klamath or any of its Subsidiaries or any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Klamath or any Klamath Subsidiary.

     3.25 FAIRNESS OPINION.

     Klamath has received an opinion from Davidson dated as of the date hereof to the effect that, in its opinion, the Exchange Ratio pursuant to this Agreement is fair to the holders of Klamath Common Stock from a financial point of view.

     3.26 TAX TREATMENT OF MERGER.

     As of the date of this Agreement, Klamath is not aware of any fact or state of affairs relating to Klamath that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

     3.27 KLAMATH INFORMATION.

     The information relating to Klamath and its Subsidiaries to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the "Securities Act"), or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The representations and warranties contained in this Article III, as modified by the Klamath Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article III not misleading.

                               ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF STERLING

     Sterling hereby makes the following representations and warranties to Klamath, each of which is being relied upon by Klamath as a material inducement to Klamath to enter into and perform this Agreement.

     4.1  CORPORATE ORGANIZATION.

          (a) Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Sterling has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. Sterling is duly registered as a savings and loan holding company with the OTS under HOLA. Sterling Savings Bank, Sterling Capital Trust I, Sterling Capital Trust II, Sterling Capital Trust III, Sterling Capital Trust IV, Sterling Capital Statutory Trust V, Sterling Capital Trust VI, Tri-Cities Mortgage Corporation and the Sterling Savings Bank Subsidiaries (as defined below) are the only

     Subsidiaries of Sterling. The Restated Articles of Incorporation and Bylaws of Sterling and the Articles of Incorporation and Bylaws (or equivalent documents) of Sterling's Subsidiaries, copies of which have previously been made available to Klamath, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (b) Sterling Savings Bank is a Washington State chartered savings and loan association duly organized and validly existing under the laws of the State of Washington. The deposit accounts of Sterling Savings Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due the FDIC in connection therewith have been paid by Sterling Savings Bank. Sterling Savings Bank is a Qualified Thrift Lender. Sterling Savings Bank is "well-capitalized" (as that term is defined at 12 C.F.R. 565.4) and its examination rating under the Community Reinvestment Act of 1977 is "satisfactory." Action Mortgage Company, INTERVEST-Mortgage Investment Company, Harbor Financial Services, Inc., Evergreen Environmental Development Corporation, Evergreen First Service Corporation, Fidelity Service Corporation, Source Capital Corporation, Sterling Automobile Loan Securitization 2000-1, LLC, Tri-West Mortgage, Inc. and Dime Service Corporation are the only Subsidiaries of Sterling Savings Bank. Sterling Savings Bank and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. The Charter and Bylaws of Sterling Savings Bank and the Articles of Incorporation and Bylaws (or equivalent documents) of the Sterling Savings Bank Subsidiaries, copies of which have previously been made available to Klamath, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (c) The minute books of Sterling and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since January 1, 2000.

     4.2  CAPITALIZATION.

          (a) The authorized capital stock of Sterling consists of 40,000,000 shares of Sterling Common Stock, par value $1.00 per share and 10,000,000 shares of preferred stock, par value $1.00 per share. As of June 30, 2003, there were: (x) 14,781,418 shares of Sterling Common Stock issued and outstanding and (y) options outstanding to purchase 891,309 shares of Sterling Common Stock. No shares of the said preferred stock are issued and outstanding. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or any other equity security of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock or any other equity security of Sterling.

          (b) Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof. Notwithstanding the previous sentence, all of the issued and outstanding shares of the common and preferred stock of Sterling Savings Bank are pledged to U.S. Bank as security for its loans to Sterling. No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

     4.3  AUTHORITY; NO VIOLATION.

          (a) Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sterling. The Board of Directors of Sterling, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Sterling shareholders and resolved to recommend that the holders of the Sterling Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote by the holders of two-thirds of the outstanding shares of Sterling Common Stock, no other corporate proceedings on the part of Sterling (except for matters related to setting the date, time, place and record date for the said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Klamath of this Agreement) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors' rights and remedies generally.

          (b) Sterling Savings Bank has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Sterling Savings Bank, and by Sterling as the sole shareholder of Sterling Savings Bank prior to the Effective Time. All corporate proceedings on the part of Sterling Savings Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Sterling Savings Bank, will be duly and validly executed and delivered by Sterling Savings Bank and will (assuming due authorization, execution and delivery by Klamath First Federal) constitute a valid and binding obligation of Sterling Savings Bank, enforceable against Sterling Savings Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (c) Neither the execution and delivery of this Agreement by Sterling or the Institution Merger Agreement by Sterling Savings Bank, nor the consummation by Sterling or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Sterling or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Articles of Incorporation or Bylaws of Sterling or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     4.4  CONSENTS AND APPROVALS.

          (a) Except for the approvals and filings referred to in Section 3.4, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party, are necessary in connection with: (1) the execution and delivery by Sterling of this Agreement; (2) the consummation by Sterling of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Sterling Savings Bank of the Institution Merger Agreement; and (4) the consummation by Sterling Savings Bank of the Institution Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.

          (b) Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

     4.5  REPORTS.

     Since January 1, 2000, Sterling and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since December 31, 2002. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Sterling or any of its Subsidiaries.

     4.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND
          RECORDS.

     Sterling has previously made available to Klamath true, correct and complete copies of (i) the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 2002 and 2001 and the related audited consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years 2002, 2001 and 2000, inclusive, as reported in Sterling's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of BDO Seidman, LLP, independent public accountants with respect to Sterling; and (ii) the unaudited consolidated balance sheets of Sterling and its Subsidiaries as of March 31, 2003 and the related unaudited consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the three-month period ended March 31, 2003 and 2002, as reported on Sterling's Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed with the SEC under the Exchange Act. Sterling will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of Sterling and its Subsidiaries as of June 30, 2003 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the quarter ended June 30, 2003, in the form Sterling expects to file under the Exchange Act in connection with its Form 10-Q for the quarter ended June 30, 2003. The financial statements referred to in this Section 4.6 (including the related notes, where applicable but excluding the draft statements referred to herein) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal

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



periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and all reports subsequently filed under the Exchange Act (the "Sterling Exchange Act Reports") comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to Klamath true, correct and complete copies of such reports. The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     4.7  BROKER'S FEES.

     Neither Sterling nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that Sterling has engaged, and will pay a fee to Sandler O'Neill & Partners, L.P. ("Sandler") in accordance with the terms of a letter agreement between Sandler and Sterling, dated June 3, 2003, a true, complete and correct copy of which has been furnished to Klamath.

     4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Sterling nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business, (ii) neither Sterling nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Sterling nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Sterling nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Sterling nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Sterling or any of its Subsidiaries, as the case may be, and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Sterling.

          (b) Since December 31, 2002, Sterling and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.

     4.9  LEGAL PROCEEDINGS.

          (a) Neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending, or to Sterling's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon Sterling or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

          (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Sterling, its Subsidiaries or the assets of Sterling or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on Sterling or the Surviving Corporation.

     4.10 TAXES AND TAX RETURNS.

     Each of Sterling and its Subsidiaries, during the past seven years, has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability with respect to the income Tax Returns of Sterling and its Subsidiaries has been satisfied for all years to and including 2002. Neither the IRS nor any other Governmental Entity has notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the income Tax Returns of Sterling. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income Tax Return for any period.

     4.11 REGULATORY AGREEMENTS.

     Neither Sterling nor any of its Subsidiaries is subject to any Regulatory Agreement at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Sterling or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.12 STATE TAKEOVER LAWS.

     Sterling and its Board of Directors have taken all necessary action so that the provisions of Section 23B.19 of the WBCA and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Sterling's Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

     4.13 COMPLIANCE WITH APPLICABLE LAWS.

     Sterling and each Sterling Subsidiary has complied and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

     4.14 UNDISCLOSED LIABILITIES.

     Except for (i) those liabilities that are accrued for or recorded in the Sterling Exchange Act Reports or (ii) liabilities incurred in the ordinary course of business consistent with past practice since the latest Sterling Exchange Act Report, neither Sterling nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Sterling.

     4.15 FAIRNESS OPINION.

     Sterling has received an opinion from Sandler dated as of the date hereof to the effect that, in its opinion, the merger consideration pursuant to this Agreement is fair to Sterling from a financial point of view.
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




     4.16 TAX TREATMENT OF MERGER.

     As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

     4.17 STERLING INFORMATION.

     The information relating to Sterling and its Subsidiaries to be contained in the Proxy Statement/Prospectus, the Registration Statement, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article IV not misleading.

                                   ARTICLE V
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1  COVENANTS OF KLAMATH.

     During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Institution Merger Agreement, or with the prior written consent of Sterling, Klamath and Klamath First Federal shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. Klamath will use its reasonable best efforts to (x) preserve its business organization and that of Klamath First Federal intact, (y) keep available to itself and Sterling the present services of the employees of Klamath and Klamath First Federal and (z) preserve for itself and Sterling the goodwill of the customers of Klamath and Klamath First Federal and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Klamath Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Sterling in writing, Klamath shall not, and shall not permit Klamath First Federal to:

          (a) declare or pay any dividends, on or make other distributions in respect of, any of its capital stock except (in conformity with past practice and applicable Law): (i) quarterly cash dividends on Klamath Common Stock in the amount of $0.13 per share and (ii) cash dividends from Klamath Subsidiaries to Klamath or other Klamath Subsidiaries;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the Klamath Stock Option Plan in accordance with their present terms, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of Klamath or Klamath First Federal, or any securities convertible into or exercisable for any shares of the capital stock of Klamath or Klamath First Federal;

          (c) issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Klamath Common Stock pursuant to stock options or similar rights to acquire Klamath Common Stock granted pursuant to the Klamath Stock Option Plan and outstanding prior to the date of this Agreement, and delivery upon vesting of Klamath

     MRDP shares that were awarded prior to the date of this Agreement, free from restriction pursuant to the Klamath MRDP, in each case in accordance with their present terms;

          (d) amend its Articles of Incorporation, Bylaws or other similar governing documents unless required to do so by applicable law or regulation or by regulatory directive;

          (e) authorize or permit its officers, directors, employees, agents, advisors and affiliates (collectively, "Representatives") to (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Acquisition Proposal (as defined below) or
     (ii) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Klamath receives an unsolicited bona fide Acquisition Proposal and Klamath's Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), Klamath may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (ii) above to the extent that the Board of Directors of Klamath concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section, Klamath shall have entered into a confidentiality agreement with such third party on terms no less favorable to Klamath than the Confidentiality Agreement (as defined in Section 6.2). Klamath will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Sterling with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Klamath will promptly (within one business day) advise Sterling following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Sterling apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Klamath or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Klamath or any of its Subsidiaries, other than the transactions contemplated by this Agreement. As used in this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal which the Board of Directors of Klamath concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be regionally recognized investment banking firms),
     (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law. For purposes of the definition of "Superior Proposal," the references to "more than 15%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority" and the definition of Acquisition Proposal shall only refer to a transaction involving Klamath and not its Subsidiaries;

          (f) other than commitments entered into prior to the date of this Agreement, as set forth in Schedule 5.1(f) of the Klamath Disclosure Schedule, make capital expenditures aggregating in excess of $250,000, except for emergency repairs and replacements;

          (g)  enter into any new line of business;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

          (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

          (j) change its methods of accounting in effect at September 30, 2002 except as required by changes in GAAP or regulatory accounting principles as concurred to by Klamath's independent auditors;

          (k) (i) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Klamath or Klamath First Federal and one or more of its current or former directors, officers or employees, (ii) other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (iv) hire any new employee at an annual compensation in excess of $60,000, (v) pay aggregate expenses of more than $50,000 of employees or directors who attend conventions or similar meetings after the date hereof, (vi) promote to a rank of vice president or more senior any employee, or (vii) except as itemized on Schedule 5.1(k) of the Klamath Disclosure Schedule, pay any retention or other bonuses to any employees;

          (l) incur any indebtedness, with a term greater than one year, for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

          (m) except as provided in Schedule 5.1(m) of the Klamath Disclosure Schedule, sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

          (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

          (o) make any new Loans to, modify the terms of any existing Loan to, or engage in any other transactions (other than routine banking transactions) with, any officer, director, employee or greater than five-percent shareholder of Klamath or Klamath First Federal (or any affiliate of any of them);

          (p) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, or make any equity investments;

          (q) purchase any Loans or sell, purchase or lease any real property, except for loan participations purchased in the ordinary course of business or the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

          (r) originate any Loans except in accordance with existing Klamath First Federal lending policies in the ordinary course of business consistent with past practices;

          (s) make any investments in any equity or derivative securities (other than collateralized mortgage obligations) or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than five years at the time of purchase, other than obligations of states and political subdivisions;

          (t) sell any "held for investment" Loans or servicing rights related thereto (other than one- to four family loans sold in the secondary market with servicing released in the ordinary course of business consistent with past practices) or purchase any mortgage Loan servicing rights;

          (u) take or omit to take any other action that would materially adversely affect or materially delay the ability of Klamath and Sterling to obtain the Requisite Regulatory Approvals (as defined in Section 7.1) or otherwise materially adversely affect Klamath's and Klamath First Federal's ability to consummate the transactions contemplated by this Agreement; or

          (v)  agree or commit to do any of the actions set forth in clauses
     (a) - (u) of this Section 5.1.

     The consent of Sterling to any action by Klamath or Klamath First Federal that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive or Senior Vice President of Sterling. With respect to any written request by Klamath for Sterling's consent to any non-permitted action of Klamath or Klamath First Federal described in this Section 5.1, Sterling shall not unreasonably withhold its consent, and Klamath shall be entitled to conclusively presume that Sterling has consented to any such action unless Klamath has received Sterling's written objection to such action within five business days after the date of delivery of such written request to Sterling.

     5.2  COVENANTS OF STERLING.

     During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with Klamath's prior written consent, Sterling shall not, and shall not permit Sterling Savings Bank to:

          (a) take any action that will result in any of Sterling's representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in
     Article VII not being satisfied or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

          (b) take any action, or amend the Sterling Articles of Incorporation or Bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

          (c) take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Sterling's or Sterling Savings Bank's ability to consummate the transactions contemplated by this Agreement; or

          (d)  agree or commit to do any of the actions set forth in clauses
     (a) - (c) of this Section 5.2.

     The consent of Klamath to any action by Sterling or Sterling Savings Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive or Senior Vice President of Klamath.

     5.3  MERGER COVENANTS.

          (a) Notwithstanding that Klamath believes that it has established all allowances and taken all provisions for losses required by GAAP and applicable Laws, Klamath recognizes that Sterling may have adopted different loan, accrual and allowance policies (including loan classifications and levels of allowances for losses). In that regard and in general from and after the date of this Agreement to the Effective Time, Klamath and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, Klamath's loan, accrual and allowance policies to those policies of Sterling to the extent consistent with GAAP, provided, however, that no such additional accruals and loss allowances will be: (i) required to be made more than two business days prior to the Closing Date or (ii) deemed to have a Material Adverse Effect upon Klamath if made upon Sterling's written request.

          (b) Klamath shall use its reasonable best efforts to terminate or withdraw from the Klamath MRDP, the Klamath ESOP and all other Plans except for the Klamath Stock Option Plan and the Klamath 401(k) Plan, at or as soon as reasonably practicable after the Effective Time, in accordance with the applicable Plan documents and Laws. Klamath and Sterling shall cooperate in this regard. Sterling agrees, subject to applicable Laws and the Plan documents, to allow any unallocated shares of Klamath Common Stock in the Klamath ESOP (following retirement of all borrowings of the Klamath ESOP)to be allocated to participants and to cause any overfunding to be allocated to participants as earnings. For the period prior to the Effective Time, Klamath and Klamath First Federal shall be permitted to make contributions to the Klamath ESOP, payments on the Klamath ESOP loan and one additional allocation, in October 2003, to the accounts of participants in the Klamath ESOP consistent with past practices on the regularly scheduled payment dates.

                                     ARTICLE VI
                               ADDITIONAL AGREEMENTS

     6.1  REGULATORY MATTERS.

          (a) Upon the execution and delivery of this Agreement, Sterling and Klamath shall promptly cause the Registration Statement to be prepared and filed with the SEC. Sterling and Klamath shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Klamath or Sterling is discovered by Klamath or Sterling, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Klamath and Sterling (if prior to the meetings of their shareholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to their shareholders entitled to vote at such meetings. Sterling shall also use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Institution Merger Agreement and

     Klamath shall furnish all information concerning Klamath and the holders of Klamath Common Stock as may be reasonably requested in connection with any such action.

          (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Institution Merger). Klamath and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Klamath or Sterling, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, counsel to Klamath shall be provided with a draft of all regulatory applications prior to their submission and shall have a period of five business days within which to review and comment on such applications. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.

          (c) Klamath shall furnish Sterling with all information concerning Klamath and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Sterling to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

          (d) Sterling and Klamath shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2  ACCESS TO INFORMATION.

          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall accord to the representatives of the other party, access, during normal business hours throughout the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and, during such period, each party shall make available to the other party
     (i) a copy of each report, schedule, registration statement and other document filed or received by it (including its financial institution Subsidiary) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including its financial institution Subsidiary's) business, properties and personnel as the other party may reasonably request. Sterling shall receive notice of all meetings of Klamath and Klamath First Federal's Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all Klamath and Klamath First Federal, as the case may be, representatives to such meetings are required to be provided notice). Each party shall provide the other party with true, correct and complete copies of all financial and other information relating to the business or operations of itself and its Subsidiaries that is provided to directors of such party or its Subsidiaries in connection with meetings of their Boards of Directors or committees thereof.

          (b) Sterling and Klamath entered into a Confidentiality Agreement dated May 13, 2003 (the "Confidentiality Agreement"). The
     Confidentiality Agreement shall remain in effect and apply to the information furnished by Sterling and Klamath pursuant to this Section 6.2.

          (c) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein.

     6.3  SHAREHOLDERS MEETINGS.

          (a) Each of Sterling and Klamath shall take all steps necessary to duly call, give notice of, convene and hold the Sterling Meeting and the Klamath Meeting within 40 days after the Registration Statement becomes effective for the purpose of voting upon the adoption or approval of this Agreement and the Merger. The Board of Directors of Sterling shall recommend to its shareholders approval of this Agreement, including the Merger and the transactions contemplated hereby. The Board of Directors of Klamath shall (i) recommend adoption of this Agreement by the shareholders of Klamath and (ii) shall not (x) withdraw, modify or qualify in any manner adverse to Sterling such recommendation or (y) take any other action or make any other public statement in connection with the Klamath Meeting inconsistent with such recommendation (collectively, a "Change in Klamath Recommendation"), except as and to the extent expressly permitted by Section 6.3(b).

          (b) Notwithstanding the foregoing, Klamath and its Board of Directors shall be permitted to effect a Change in Klamath
     Recommendation, if and only to the extent that:

               (i) Klamath's Board of Directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable Law, and

               (ii) Prior to effecting such Change in Klamath Recommendation:
          (A) Klamath shall have complied in all material respects with
          Section 5.1(e), (B) the Board of Directors of Klamath shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Sterling pursuant to clause (D) below, (C) Klamath shall notify Sterling, at least five business days in advance, of its intention to effect a Change in Klamath Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to Sterling a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (D) Klamath shall, and shall cause its financial and legal advisors to, during the period following Klamath's delivery of the notice referred to in clause (C) above, negotiate with Sterling in good faith (to the extent Sterling desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

     6.4  LEGAL CONDITIONS TO MERGER.

     Subject to the terms and conditions of this Agreement, each of Sterling and Klamath shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Klamath or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.

     6.5  STOCK EXCHANGE LISTING.

     Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on NASDAQ prior to or at the Effective Time.

     6.6  EMPLOYEES.

          (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or a Sterling Subsidiary, as applicable, individuals who are employees of Klamath or any Klamath Subsidiary at the Effective Time will be credited with periods of service with Klamath or the applicable Klamath Subsidiary before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of Klamath or the applicable Klamath Subsidiary) as if such service had been with Sterling or a Sterling Subsidiary, as applicable. Similar credit shall also be given by Sterling or a Sterling Subsidiary, as applicable, in calculating all other employee benefits for such employees of Klamath or a Klamath Subsidiary after the Merger. Sterling will or will cause its applicable Subsidiary to (i) give credit to employees of Klamath and its Subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or its applicable Subsidiary, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Klamath and its Subsidiaries; (ii) provide each employee of Klamath and its Subsidiaries with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements; (iii) allow each employee of Klamath and its Subsidiaries to have credit for all unused sick leave as of the Effective Time; and (iv) provide coverage for all pre-existing conditions that were covered under any welfare plan of Klamath or the applicable Klamath Subsidiary. Klamath and its Subsidiaries shall cash out any unused vacation time accrued but not taken by employees as of the Effective Time, and Sterling or its Subsidiaries shall give employees credit for prior service for vacation accruals after the Effective Time.

          (b) Sterling or Sterling Savings Bank shall provide severance benefits to those employees of Klamath and its Subsidiaries whose employment is involuntarily terminated without cause at or within 365 days of the Effective Time (other than employees who are entitled to receive severance payments under employment or similar agreements) in accordance with Sterling's current written severance policy as previously delivered to Klamath.

          (c) Sterling or Sterling Savings Bank shall with respect to those directors of Klamath who are at least age 65 at the Effective Time, determine benefits under the existing Klamath Director Fee Continuation Agreements under Section IV thereof to the extent that benefits thereunder are greater than the benefits that would be received under
     Section IX thereof.

          (d) Klamath or Klamath First Federal, as applicable, shall make payment of the cash severance amounts provided under the employment agreements and the cash-out payments provided under the salary continuation agreements (as amended) listed in Schedule 3.12 of the Klamath Disclosure Schedule on or before December 31, 2003 but only after satisfaction (or waiver) of all the closing conditions under this Agreement as evidenced by a written agreement executed by the parties and with the scheduled Closing Date on or after January 2, 2004.

          (e) Sterling or Sterling Savings Bank shall pay the "Entitled Percentage" of the "Monthly Premium Paid by KF" as those terms are used on Schedule 3.11(c) of the Klamath Disclosure Schedule - "Retiree Census Data," so as to provide the listed retirees with Medicare Supplemental

     Insurance Plan F as provided by Blue Cross/Blue Shield or such other equivalent Plan F Insurance as Sterling may choose in its sole discretion.

     6.7  INDEMNIFICATION.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Klamath or any Klamath Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Klamath or any Klamath Subsidiary or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Sterling shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law (upon receipt of any undertaking required by applicable Law from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Sterling; provided, however, that (1) Sterling shall have the right to assume the defense thereof and upon such assumption Sterling shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sterling elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sterling and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Sterling, and Sterling shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sterling shall be obligated pursuant to this paragraph to pay for only one firm of counsel reasonably required in each applicable jurisdiction for each Indemnified Party, and
     (3) Sterling shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sterling thereof; provided, however, that the failure to so notify shall not affect the obligations of Sterling under this Section 6.7 except to the extent such failure to notify materially prejudices Sterling. Sterling's obligations under this
     Section 6.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b) Sterling shall use commercially reasonable efforts to cause the persons serving as officers and directors of Klamath and the Klamath Subsidiaries immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance policy of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Klamath's current policy with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such for a period not less than three years.

          (c) This Section 6.7 shall survive the Effective Time and is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against Sterling).

          (d) In the event Sterling or any of its successors or assigns (i) consolidates with or merges into any person (other than an affiliate) and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more persons (other than affiliates as defined in Rule 144 under the Securities Act), then, and in each case, proper provision shall be made so that the successors and assigns of Sterling assume the obligations set forth in this Section 6.7.

     6.8  SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

     As soon as reasonably available, but in no event later than the SEC filing deadlines, Sterling will deliver to Klamath and Klamath will deliver to Sterling their respective Exchange Act Reports.

     6.9  ADDITIONAL AGREEMENTS.

     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent parties to the Institution Merger, as the case may be, the proper officers and directors of each party to this Agreement and Sterling's Subsidiaries and Klamath First Federal shall take all such necessary action as may be reasonably requested by Sterling.

     6.10 ADVICE OF CHANGES.

     Sterling and Klamath shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably certain to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Klamath or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

     6.11 CURRENT INFORMATION.

     During the period from the date of this Agreement to the Effective Time, Klamath will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Sterling and to report the general status of the ongoing operations of Klamath. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of itself or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving itself or any of its Subsidiaries, and will keep the other party fully informed of such events.

     6.12 EXECUTION AND AUTHORIZATION OF INSTITUTION MERGER
          AGREEMENT.

     Prior to the Effective Time, (a) Sterling and Klamath shall each approve the Institution Merger Agreement as the sole shareholder of Sterling Savings Bank and Klamath First Federal, respectively, and (b) Klamath First Federal and Sterling Savings Bank shall execute and deliver the Institution Merger Agreement.

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



     6.13 CHANGE IN STRUCTURE.

     Sterling may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the Klamath shareholders as a result of such modification, (ii) the consideration to be paid to the Klamath shareholders under this Agreement is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.13, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Klamath agrees to cooperate fully with Sterling to effect such amendments.

     6.14 TRANSACTION EXPENSES OF KLAMATH.

     As promptly as practicable after the execution of this Agreement, Klamath will provide to Sterling an estimate of the expenses Klamath expects to incur in connection with the Merger, and shall keep Sterling reasonably informed of material changes in such estimate.

     6.15 AFFILIATE AGREEMENTS.

          (a) As soon as practicable after the date of this Agreement and in any event, not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Klamath shall deliver to Sterling a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Klamath Meeting called pursuant to
     Section 6.3, deemed to be an affiliate of it (each, a "Klamath Affiliate") as that term is used in Rule 145 under the Securities Act.

          (b) Klamath shall use its reasonable best efforts to cause each person who may be deemed to be a Klamath Affiliate to execute and deliver to Sterling on or before the date of mailing of the Proxy
     Statement/Prospectus, an agreement in the form attached hereto as Exhibit D.

     6.16 BOARD OF DIRECTORS.

     At or promptly following the Effective Time, Sterling shall take all action necessary to appoint one member of Klamath's Board of Directors, selected by Sterling to Sterling's Board of Directors and two members of Klamath's Board of Directors selected by Sterling to Sterling Savings Bank's Board of Directors.

                                ARTICLE VII
                           CONDITIONS PRECEDENT

     7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
          MERGER.

     The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approvals. This Agreement and the Merger shall have been approved or adopted by the requisite vote of the Sterling and Klamath shareholders.

          (b) Stock Exchange Listing. The shares of Sterling Common Stock which shall be issued in the Merger upon consummation of the Merger shall have been authorized for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock may become listed).

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

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



          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (f) Federal Tax Opinion. Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and Klamath shall have received an opinion from Silver, Freedman & Taff, LLP, special counsel to Klamath, in form and substance reasonably satisfactory to Sterling and Klamath, respectively, dated the date of the Effective Time, in each case, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Klamath will be a party to the reorganization with the meaning of Section 368(b) of the Code and that, accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by Sterling or Klamath as a result of the Merger,
     (ii) no gain or loss will be recognized by the shareholders of Klamath who exchange all of their Klamath Common Stock solely for Sterling Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Sterling Common Stock), and (iii) the aggregate tax basis of the Sterling Common Stock received by shareholders who exchange all of their Klamath Common Stock solely for Sterling Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Klamath Common Stock surrendered in exchange therefore (reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon representations and covenants, including those contained in certificates of officers of Klamath, Sterling, their respective affiliates and others.

     7.2  CONDITIONS TO OBLIGATIONS OF STERLING.

     The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Klamath set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Klamath. Sterling shall have received a certificate signed on behalf of Klamath by each of the President and Chief Executive Officer and the Chief Financial Officer of Klamath to the foregoing effect.

          (b) Performance of Covenants and Agreements of Klamath. Klamath shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of Klamath by each of the Chief Executive Officer and the Chief Financial Officer of Klamath to such effect.

          (c) Shareholders Agreement. On and effective as of the date of this Agreement, Sterling shall have received from each member of the Klamath Board and each executive officer of Klamath, agreements in the form attached hereto as Exhibit E (the "Shareholders Agreement").

          (d) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on Klamath, Sterling or the Surviving Company.

          (e) Director Resignations. Sterling shall have received resignations from each director of Klamath and each of its Subsidiaries.

     7.3  CONDITIONS TO OBLIGATIONS OF KLAMATH.

     The obligation of Klamath to effect the Merger is also subject to the satisfaction or waiver by Klamath at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Sterling set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Sterling. Klamath shall have received a certificate signed on behalf of Sterling by each of the President and Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

          (b) Performance of Covenants and Agreements of Sterling. Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Klamath shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling to such effect.

                                 ARTICLE VIII
                          TERMINATION AND AMENDMENT

     8.1  TERMINATION.

     This Agreement may be terminated (based upon action of the appropriate Board of Directors) at any time prior to the Effective Time:

          (a)  by mutual written consent of Sterling and Klamath;

          (b) by either Sterling or Klamath if: (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such denial or order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c) by either Sterling or Klamath if the Merger shall not have been consummated on or before July 31, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either Sterling or Klamath (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

          (e) by either Sterling or Klamath if any approval of the shareholders of Sterling or Klamath contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Klamath Meeting or the Sterling Meeting;

          (f) by either Sterling or Klamath if: (i) the Board of Directors of Klamath shall have failed to recommend to its shareholders the approval of the Merger, or shall have made, or publicly announced its intention to make, a Change in Klamath Recommendation, or (ii) Klamath shall have breached the terms of Section 5.1(e) hereof in any respect adverse to Sterling;

          (g) by Sterling if a tender offer or exchange offer for 25% or more of the outstanding shares of Klamath Common Stock is commenced (other than by Sterling or a Subsidiary thereof), and the Board of Directors of Klamath recommends that the shareholders of Klamath tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act; or

          (h) by Klamath, upon its written notice to Sterling within the two business days following the Determination Date (as defined below), in the event that:

               (1) The failure of the Closing to occur is not due to a material breach by Klamath of any representations, warranties, covenants or other agreements contained herein;

               (2) The Sterling Determination Price (as defined below) on the Determination Date is less than $20.53; and

               (3) (a) the number obtained by dividing the Sterling Determination Price by $24.15 is less than (b) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause 3(b) by 0.85.

          For purposes of this Section 8.1(h), the following terms have the meanings indicated below:

               "Trading Day" means a day that Sterling Common Stock is traded on NASDAQ as reported on the website of www.nasdaq.com.

               "Determination Date" shall mean the Trading Day five business days prior to the Closing Date.

               "Daily Sales Price" for any Trading Day means the daily closing price per share of Sterling Common Stock on NASDAQ.

               "Sterling Determination Price" shall mean the average of the Daily Sales Prices of Sterling Common Stock on the ten consecutive Trading Days ending on and including the Determination Date.

               "Final Index Price" means the weighted average of the Final Prices for each company comprising the Index Group.

               "Final Price," with respect to any company belonging to the Index Group, means the closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, on the Determination Date.

               "Index Group" means the 20 financial institution holding companies listed on Exhibit F attached hereto. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 20 financial institution holding companies and the weights attributed to them are listed on Exhibit F.

               "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock principally traded on June 13, 2003. (See Exhibit F.)

     If Sterling declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Sterling Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

     If Klamath elects to exercise its termination right pursuant to this
Section 8.1(h), it shall give written notice to Sterling within two business days after the Determination Date, such termination will be effective on the third business day after the giving of such notice (the "Effective Termination Date"); provided that within two business days after Sterling's receipt of such notice, Sterling shall have the option to increase the consideration to be received by holders of Klamath Common Stock hereunder by multiplying the Exchange Ratio by the Exchange Ratio Adjustment Factor (as defined below) to create the Adjusted Exchange Ratio (as defined below) such that Klamath would not be entitled to terminate this Agreement pursuant to this Section 8.1(h). If Sterling so elects, it shall timely give written notice to Klamath of such election and the Adjusted Exchange Ratio whereupon no termination shall be deemed to have occurred pursuant to Section 8.1(h) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

     "Exchange Ratio Adjustment Factor" means the lessor of:

          1)   $20.53 divided by the Sterling Determination Price; or

          2) (a) the number obtained by dividing the Final Index Price by the Initial Index Price and multiplying this quotient by 0.85 divided by

               (b) the number obtained by dividing the Sterling Determination Price by $24.15.

     "Adjusted Exchange Ratio" means the Exchange Ratio multiplied by the Exchange Ratio Adjustment Factor.

          (i) by Klamath if the Board of Directors of Sterling shall have failed to recommend to its shareholders the approval of the Merger or withdrawn, modified or qualified such recommendation in any manner adverse to Klamath.

     8.2  EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either Sterling or Klamath as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except: (i) Sections 6.2(c), 8.2, and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, except as provided in the second and third sentences of Section 8.2(b), no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

          (b) Klamath shall pay Sterling a fee (the "Klamath Termination Fee") if this Agreement is terminated under certain conditions. If this Agreement is terminated pursuant to Sections 8.1(f) or 8.1(g) the Klamath Termination Fee shall be $6 million and the receipt thereof by Sterling in accordance with the terms hereof shall be Sterling's sole and exclusive remedy for a termination of this Agreement pursuant to Sections 8.1(f) or 8.1(g). If Klamath terminates this Agreement pursuant to Section 8.1(i), Sterling shall pay Klamath a fee of $1.5 million (the "Sterling Termination Fee"), which shall be Klamath's sole and exclusive remedy for a termination of this Agreement pursuant to Section 8.1(i).
     If Sterling terminates this Agreement pursuant to Section 8.1(d) the Klamath Termination Fee shall be $1.5 million, provided that if within 18 months after termination Klamath or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the Klamath Termination Fee shall be $6 million (net of any prior payment of the said $1.5 million).

          (c) The Klamath Termination Fee or the Sterling Termination Fee, as the case may be, shall be paid within two business days following a termination referred to in Sections 8.1(i) and 8.2(b), as applicable, and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such fee.

          (d) Sterling and Klamath agree that the agreements contained in this Section 8 are an integral part of the transactions contemplated by this Agreement, that without such agreements they would not have entered into this Agreement and that neither the Klamath Termination Fee nor the Sterling Termination Fee constitute a penalty. If a party hereto fails to pay the amounts due under Section 8.2(b) within the time periods specified in Section 8.2(c), that party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such unpaid amounts at the prime lending rate as published in the Wall Street Journal from the date such amounts were required to be paid until the date of actual payment.

     8.3  AMENDMENT.

     Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Klamath; provided, however, that after any approval of the transactions contemplated by this Agreement by Klamath's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Klamath shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4  EXTENSION; WAIVER.

     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                               ARTICLE IX
                           GENERAL PROVISIONS

     9.1  CLOSING.

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will be on the day the Washington Articles of Merger are filed with the Washington Secretary of State and the Oregon Articles of Merger are filed with the Oregon Secretary of State and will take place on a date, on or after January 2, 2004, that is specified in writing by Sterling to Klamath at least seven business days prior to such Closing or such other date, place and time as the parties may agree (the "Closing Date"). The parties shall use their reasonable best efforts to cause the Closing to occur on January 2, 2004 and to cause all conditions to the Closing to be satisfied (or, if applicable, waived) on or before December 31, 2003.

     9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
          AGREEMENTS.

     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

     9.3  EXPENSES.

     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     9.4  NOTICES.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Sterling, to:
               Sterling Financial Corporation
               111 North Wall Street
               Spokane, Washington 99201
               Attn.: Daniel G. Byrne
               Senior Vice President-Finance

          WITH A COPY TO:

               Witherspoon, Kelley, Davenport & Toole, P.S.
               422 West Riverside Avenue, Suite 1100
               Spokane, Washington  99201
               Attn.:  Donald J. Lukes, Esq.

     and
          (b)  if to Klamath, to:
               Klamath First Bancorp, Inc.
               540 Main Street
               Klamath Falls, Oregon 97601
               Attn.: Kermit K. Houser
               President and Chief
               Executive Officer

          WITH A COPY TO:

               Breyer & Associates PC
               8180 Greensboro Drive
               Suite 785
               McLean, VA  22102
               Attn: John F. Breyer, Jr., Esq.

     9.5  INTERPRETATION.

     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Sterling, Klamath or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Law, rule or regulation.

     9.6  COUNTERPARTS.

     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7  ENTIRE AGREEMENT.

     This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     9.8  GOVERNING LAW.

     This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules.

     9.9  ENFORCEMENT OF AGREEMENT.

     The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10 SEVERABILITY.

     Any term or provision of this Agreement which is declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.11 PUBLICITY.

     Except as otherwise required by Law or the rules of NASDAQ (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor Klamath shall, or shall permit any of Sterling's Subsidiaries or Klamath First Federal to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Institution Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.12 ASSIGNMENT; LIMITATION OF BENEFITS.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section
6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

     Sterling and Klamath have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

STERLING FINANCIAL CORPORATION          KLAMATH FIRST BANCORP, INC.



By /s/Harold G. Gilkey                  By /s/Kermit K. Houser
   ----------------------------            -------------------------------
   HAROLD B. GILKEY                        KERMIT K. HOUSER
   Chairman and Chief Executive            President and Chief Executive
   Officer                                 Officer

                                Exhibit 99.1

                  Joint Press Release dated July 15, 2003

For Release July 15, 2003 4:30 a.m. PDT
                                                  Contact: Heidi Stanley
                                                  EVP Corporate Administration
                                                  509-358-6160


                         STERLING FINANCIAL CORPORATION
                             OF SPOKANE, WASHINGTON,
                    ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                          KLAMATH FIRST BANCORP, INC.

Spokane, Washington and Klamath Falls, Oregon July 15, 2003 Sterling Financial Corporation (NASDAQ: STSA) and Klamath First Bancorp, Inc. (NASDAQ: KFBI) announced today that they have signed a definitive agreement for the merger of Klamath First Bancorp, Inc. with and into Sterling Financial Corporation.

The transaction, which is valued at approximately $147 million, is expected to close in the first quarter of 2004, pending shareholder and regulatory approval, and to be accretive to Sterling's earnings per share in 2004.

Under the terms of the merger agreement, which has been unanimously approved by the Boards of Directors of both companies, each share of Klamath common stock will be converted into 0.77 shares of Sterling common stock subject to certain conditions. Based upon the closing price for Sterling on July 14 of $26.55 per share, the consideration is equivalent to $20.44 per share of Klamath common stock. The parties have agreed to pay termination fees in the event the merger agreement is terminated under certain conditions. The exchange of shares is expected to be tax-free to the Klamath shareholders.

Based upon balance sheet data as of March 31, 2003, the combined company will have approximately $5.3 billion in total assets, deposits of approximately $3.4 billion, and shareholders' equity of approximately $388 million. Based on yesterday's closing price, the combined company will have a market capitalization of approximately $535 million.

Sterling's Chairman and Chief Executive Officer, Harold B. Gilkey, commented, "We are very pleased to welcome the employees, customers and investors of Klamath into the Sterling family. This merger is consistent with our previously stated growth plans to become the leading community bank in the region."

With the increase to approximately 143 branches serving Oregon, Washington, Idaho, and Montana, Sterling strengthens its position as a leading regional community bank and gives it the ability to extend its "Hometown Helpful" philosophy throughout communities in the region.

"The merger with Klamath is a perfect fit for Sterling," said Mr. Gilkey. "In addition to the financial aspects, Sterling and Klamath match up very well culturally. As a leading regional community bank we'll be able to build a bank for all of Oregon, a bank that offers the same products and services of a large bank while retaining the feel of a hometown bank."

Mr. Gilkey expressed confidence that Klamath would be smoothly integrated into Sterling. "Our two institutions have complementary financial, organizational and philosophical aspects. Sterling has averaged one acquisition per year since 1998 and has successfully integrated every merged institution into Sterling. From our acquisition of 33 bank branches and related operations to the recent addition of five Empire branches in Montana, our back office is well-prepared for this merger," said Mr. Gilkey. "When two community banks join forces, the transition tends to be smooth since both institutions are used to operating with the focus on understanding the individual communities in which they do business."
                                       1

According to Kermit K. Houser, President and CEO of Klamath, "This combination of companies is positive in every way. It accelerates our mutual desire to provide extensive coverage in the Northwest, as our existing geographic footprints are a perfect fit. Klamath's strong deposit base supports Sterling's strong loan growth and the combined banking products and offices add additional business options and customer convenience. The larger organization also provides numerous opportunities for Klamath First employees and our shareholders are receiving a premium over our stock price today and will have an opportunity for future growth with the larger company."

Rodney Murray, Chairman of Klamath First Bancorp, Inc. commented, "We are very pleased to be joining Sterling Financial Corporation. Becoming a part of a leading regional community bank will give Klamath the opportunity to accelerate our business plan and better serve the customers and communities we have served for nearly 70 years. I am very pleased that our customers will continue to receive the personalized service from our customer service staff, but at the same time will have access to a much wider array of products and services. In addition, Sterling's community-banking culture, local decision-making, strong commitment to employees and involvement in local communities carries on the traditions that Klamath has taken such pride in for so many years. "

According to Gilkey, "Sterling will continue local decision-making in Oregon. This will allow us to continue to deliver on our promise to customers of prompt, professional responses to their banking needs and our history of community involvement in these Oregon communities. Sterling intends to form an Oregon-area advisory board comprised of current Klamath board members to facilitate Sterling's further expansion in Oregon. In addition, Sterling will be adding one board position at the holding company and two seats on the Sterling Savings Bank board. Klamath board members will be asked to fill these positions."

Commenting further, Mr. Gilkey, stated, "This transaction is a win-win for the shareholders of both companies. The access to capital and other resources gives Sterling the opportunity to continue its regional growth. Additionally, the transaction reflects Sterling's long-term strategy of concentrating on its core businesses, including our ability to diversify loan portfolio opportunities across the region. Sterling welcomes and looks forward to a long-term opportunity for achievements and success with this acquisition."

Sterling and Klamath will host a conference call for investors, analysts and other interested parties on July 15, 2003 at 4:30 p.m. ET.

Participants will include:

     .    Harold B. Gilkey, Chairman and CEO of Sterling
     .    Kermit K. Houser, President and CEO of Klamath
     .    Heidi B. Stanley, EVP Corporate Administration of Sterling
     .    Daniel G. Byrne, SVP and CFO of Sterling

Investors, analysts and other interested parties may access the teleconference at 630-395-0041 and use the password "STERLING." A replay will be available from approximately 7:00 p.m ET on July 15, 2003 until August 15, 2003 at 8:00 p.m. ET. The replay number is 402-998-0787. In addition, Sterling has prepared an Investor Presentation to accompany the audio call. The presentation is available via the Internet at www.sterlingsavingsbank.com. The Investor Relations site contains the investor presentation, as well as the link to the audio webcast for the Friday morning conference call.

Klamath is being advised in this transaction by D.A. Davidson & Co. Sterling is being advised by Sandler O'Neill & Partners, L.P.

ABOUT STERLING
--------------

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association, which opened in April 1983. Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana. Through Sterling's wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices inWashington, Oregon, Idaho and western Montana. Sterling's subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings' branch network.

ABOUT KLAMATH
-------------

Klamath First Bancorp Inc. is the holding company for Klamath First Federal Savings and Loan Association (Klamath First Federal), organized in 1934. Klamath First Federal is a progressive, community-oriented financial institution that focuses on serving customers within its primary market area. Accordingly, Klamath First Federal is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate permanent residential one- to four-family real estate loans within its market area, as well as commercial real estate and multi-family residential loans, loans to consumers and loans for commercial purposes. Upon the acquisition of 13 branches from Washington Mutual in September 2001, Klamath First Federal had a presence in 26 of Oregon's 36 counties and had two in-store branches in the State of Washington.

ADDITIONAL INFORMATION
----------------------

The proposed transaction will be submitted to both Sterling and Klamath's shareholders for their consideration. Sterling and Klamath will file a registration statement, a joint Proxy Statement/ Prospectus and other relevant documents concerning the proposed transaction with the SEC. Shareholders of both companies are urged to read the Proxy Statement/Prospectus when it becomes available and any other relevant documents filed with the SEC as well as any amendments or supplements to those documents, because they will contain important information. Shareholders may obtain a free copy of the Proxy Statement/Prospectus and other documents containing information about Sterling and Klamath when they become available on the SEC's Internet site at (http://www.sec.gov).

FORWARD-LOOKING STATEMENTS
--------------------------

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between Sterling Financial Corporation ("Sterling") and Klamath First Bancorp, Inc. ("Klamath"), including future financial and operating results, cost savings enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Sterling's and Klamath's plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (iii) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the management of Sterling and Klamath and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Sterling and Klamath may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;
(4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the shareholders of Klamath or Sterling may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted;
(7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Sterling's and Klamath's markets could adversely affect operations; and (10) an economic slowdown could adversely affect credit quality and loan originations. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sterling's and Klamath's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC's Internet site (http://www.sec.gov).


Media Contact:

              Sterling Financial Corporation   Klamath First Bancorp, Inc.
              Heidi B. Stanley                 Kermit K. Houser
              EVP, Corporate Administration    President and CEO
              509-358-6160                     541-882-3444

Investor Contacts:

              Sterling Financial Corporation   Klamath First Bancorp, Inc.
              Heidi B. Stanley                 Kermit K. Houser

or            Daniel G. Byrne
              SVP, Chief Financial Officer
              509-458-3711